Hammonds Industries Announces Increase in U.S. Army Contract Order and Receives $2 Million in Equity Investment

Hammonds Exhibits at National Business Aircraft Association Tradeshow in Atlanta

Hammonds Industries, Inc. (OTC Bulletin Board: HMDI), a pioneer of fuel additives injection technology and the designer of an Omni Directional vehicle, announced today an increase in the number of tactical injector systems the U.S. Army ordered through a contract awarded to Hammonds in July. The increase includes 10 additional injectors.

The total value of the contract, with the additional injectors, is valued at approximately $2,445,000, for a total of 82 units. The contract is part of a U.S. Army Fuel System Supply Point (FSSP) program covering several sizes of rapid deployment fueling systems that will be produced over several years, subject to government funding. Hammonds’ injectors are specified on the entire program.

The 4T-4A fuel injector is a custom designed, low maintenance injection system designed for injecting three separate additives required in JP-8 military specification fuel. The systems are ideal for remote operations in severe operating conditions with little or no maintenance. The 4T-4A features Hammond’s “swing vane” positive displacement fluid motor that harnesses energy from the flowing product line in order to operate without electricity, air or pressurized additive lines, making it uniquely qualified for rapid military deployment.

Hammonds will be demonstrating its unique technology, including the injector and other aviation products, September 25 through September 27 at the Sixtieth Annual National Business Aircraft Association (NBAA) Tradeshow in Atlanta, Georgia. The NBAA tradeshow is one of the largest conventions for the civil aviation industry, with 27,326 registered attendees this year. For more information, please visit http://www.nbaa.org.

President and COO of Hammonds Industries, Carl Hammonds, said, “We are pleased to continue our solid relationship with all branches of the military, while strengthening our business relationship with the general and commercial aviation industry. The aviation industry is experiencing a period of growth, as is evidenced by the increased production of general aviation aircraft. We are experiencing a rising demand for our unique fluid injection systems in a variety of fuel-related industries, including mining, biodiesel distribution and oil exploration.”

The company also announced that on September 24, 2007, Vision Opportunity Master Fund, Ltd. (VOMF), exercised its remaining warrants to purchase 2,102,960 shares of Hammonds' series C convertible preferred stock. The net proceeds of approximately $2 million will be used for working capital and for the purchase of production equipment to support Hammonds’ growing backlog. This issuance of preferred stock does not include any rights to dividends.

About Hammonds Industries

Hammonds Industries, Inc., formerly operating as International American Technologies, Inc., is a pioneer in the additives delivery technologies for the fuel additive systems, fuel additives and water treatment market. In 2005, Hammonds designed and built the ODV, an Omni Directional Vehicle capable of towing heavy loads in any direction, including sideways. Hammonds also produces motor and aviation fuel additives and manufactures calcium hypochlorite tablet and granular systems, which provide water disinfection for a potable and wastewater applications. The company is a 39.5% owned subsidiary of American International Industries, Inc. (NasdaqCM: AMIN).

To view Hammonds’s products and for additional information about the company, please visit http://www.hammondscos.com, http://www.hammondsodv.com, and http://www.waterchlorination.com.

Private Securities Litigation Reform Act Safe Harbor Statement:

The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended that involve risks and uncertainties. All statements other than statements of historical information provided herein may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes", "anticipates", "plans", "expects" and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those that we may anticipate in each of our segments reflected by our subsidiaries' operations include without limitations, continued value of our real estate portfolio, the strength of the real estate market in Houston, Texas as a whole, continued acceptance of the Company's products and services, increased levels of competition, new products and technology changes, the dependence upon financing, third party suppliers and intellectual property rights, the rules of regulatory authorities and risks associated with any potential acquisitions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis, judgment, belief or expectation only as of the date hereof.

for Hammonds Industries, Inc.
Rebekah Ruthstrom, 281-334-9479
or
Hawk Associates, Inc.
Antonella Montagna / Julie Marshall, 305-451-1888